U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Alleger                            Robert                   B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
6500 West Freeway, Suite 600
--------------------------------------------------------------------------------
                                   (Street)
Fort Worth                         TX                  76116
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
DynCorp
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
================================================================================
4. Statement for Month/Year
        04/2000
================================================================================
5. If Amendment, Date of Original (Month/Year)  03/2000
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [  ]   Director                             [   ]   10% Owner
   [X ]   Officer (give title below)           [ X ]   Other (specify below)

          Vice President and President, DynCorp Technical Services, Inc.
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           3/15/00        A                642        A    22.75        2,239         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                          637         I    Held by ESOP
                                                                                                                       Trustee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           3/16/00        A      V         109        A    22.75        3,591         I    Held by SARP
                                                                                                                       Trustee
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




     /s/ R. B. Alleger, Jr.                                April 4, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



by:
---------------------------------------------
     H. M. Hougen, Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulation S-T.


                                  Page 2 of 2


 (122797DTI)